CareTrust REIT Announces Chief Accounting Officer; SVP Investments Appointment; Promotions
SAN CLEMENTE, Calif., January 2, 2025 (BUSINESS WIRE) – The Board of Directors of CareTrust REIT, Inc. (NYSE:CTRE) announced the appointment of Lauren Beale as Chief Accounting Officer (CAO), effective as of January 1, 2025. Ms. Beale becomes the company’s first CAO after serving in different leadership roles since the inception of CareTrust.
“On behalf of the Board and all of us at CareTrust, I express our gratitude for the tremendous impact Lauren has had on building the company since the beginning,” said Chief Executive Officer, Dave Sedgwick. Bill Wagner, Chief Financial Officer, said, “Lauren’s appointment to CAO is the natural result of years of tireless effort to help build CareTrust from scratch.”
The company also welcomes Tri Tran as its newest Senior Vice President, Investments. Mr. Tran brings many years of experience investing in both Triple Net Skilled Nursing/Assisted Living and Seniors Housing Operating Properties (SHOP). James Callister, Chief Investment Officer, said, “We have long admired and respected Tri and are thrilled he has joined us. We are fortunate to complement and reinforce our existing investment team with Tri’s reputation, experience, and skill set.”
In addition to Lauren and Tri’s announcements, these individuals have been promoted to the following positions effective January 1, 2025:
–Stephanie Singer, Vice President Financial Reporting
–Michael Sotelo, Controller
Mr. Sedgwick, concluded, “The timing is perfect for Lauren’s promotion, Tri’s start, Stephanie and Michael’s promotions, and recent additions to the team as we look to build on the extraordinary growth of 2024. Our team is now stronger than ever and better equipped to take full advantage of the many compelling opportunities in front of us in this new phase of growth.”

About CareTrustTM

CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing, seniors housing and other healthcare-related properties. With a nationwide portfolio of long-term net-leased properties, and a growing portfolio of quality operators leasing them, CareTrust REIT is pursuing both external and organic growth opportunities across the United States. More information about CareTrust REIT is available at www.caretrustreit.com.

Contact:
CareTrust REIT, Inc.
(949) 542-3130
ir@caretrustreit.com